Exhibit 99.1

Inozyme Pharma Reports Full Year 2024 Financial Results and Announces Strategic Prioritization of ENPP1 Deficiency Pivotal Program and Recent Business Highlights

- Cash, cash equivalents and short-term investments as of December 31, 2024, and anticipated cost savings from prioritizing ENPP1 Deficiency program, including an approximately 25% workforce reduction, expected to support operations into the first quarter of 2026 -

- Enrollment complete in ENERGY 3 pivotal trial in pediatric patients with ENPP1 Deficiency; topline data expected in first quarter of 2026 -

- Positive interim results from ENERGY 1 trial and Expanded Access Program evaluating INZ-701 in infants and young children with ENPP1 Deficiency showed improvements from baseline in multiple measures of disease -

BOSTON, Mar. 10, 2025 (GLOBE NEWSWIRE) -- Inozyme Pharma, Inc. (Nasdaq: INZY) (“the Company” or “Inozyme”), a clinical-stage biopharmaceutical company developing innovative therapeutics for rare diseases that affect bone health and blood vessel function, today reported financial results for the full year ended December 31, 2024, and provided recent business highlights.

"2024 marked a transformative year for Inozyme as we achieved critical milestones in our ENPP1 Deficiency program that enabled us to complete enrollment in our pivotal ENERGY 3 trial and announce promising interim data in infants and young children with ENPP1 Deficiency in January 2025," said Douglas A. Treco, Ph.D., CEO and Chairman of Inozyme Pharma. “We are concentrating our resources on advancing INZ-701 toward potential approval in ENPP1 Deficiency. We believe this focus will allow us to most efficiently progress our lead program while building a strong foundation for future growth.”

Strategic Prioritization to Extend Cash Runway

As part of its recent strategic review, the Company has prioritized activities to support the planned Biologics License Application (BLA) filing for INZ-701 for the Company’s lead indication, ENPP1 Deficiency. Patients with ABCC6 Deficiency being treated in the Company’s long-term extension study, the Company’s expanded access program, or under investigator-sponsored INDs will continue to receive treatment. Future trials in ABCC6 Deficiency and calciphylaxis will be postponed. These prioritization measures, which include a workforce reduction of approximately 25% of employees implemented in the first quarter of 2025, with the Company’s cash, cash equivalents and short-term investments as of December 31, 2024, are expected to extend the Company’s cash runway into the first quarter of 2026.

"The strategic refocusing of our portfolio necessitated difficult decisions, including a reduction in our workforce. These organizational changes, while challenging, are essential to extend our operational runway and maximize our ability to advance INZ-701 as a potential treatment for patients with ENPP1 Deficiency," continued Dr. Treco. "I want to express my deepest gratitude to every member of the Inozyme team, both those who will continue our mission and those who will be departing. Their exceptional dedication, talent, and passion have advanced our science and strengthened our commitment to patients with rare diseases.

Enrollment Complete in ENERGY 3 Pivotal Trial

In January 2025, the Company completed enrollment in its ENERGY 3 pivotal trial of INZ-701 in pediatric patients with ENPP1 Deficiency between the ages of one and less than 13 years across sites globally. With 27 patients enrolled, the trial’s 2:1 randomized design provides >90% power to detect meaningful differences in radiographic global impression of change (RGI-C) between treatment and control groups. The Company anticipates completing the one-year dosing period for all patients by January 2026, with topline data expected in first quarter of 2026.

Positive Interim Data from the ENERGY 1 Trial and Expanded Access Program (EAP)

The Company recently announced positive interim data from the ENERGY 1 trial, involving three infants and the EAP, involving two infants and one 2.5-year-old child, which evaluated patients with generalized arterial calcification of infancy (GACI), a severe manifestation of ENPP1 Deficiency. Patients were treated with INZ-701 for periods of three weeks to 22 months. The data presentation can be accessed here on Inozyme’s Investor Relations site.

Financial Results for the Year Ended December 31, 2024

•
Cash Position and Financial Guidance – Cash, cash equivalents, and short-term investments were $113.1 million as of December 31, 2024. Based on its current plans and including the recent strategic prioritization, the Company anticipates its cash, cash equivalents, and short-term investments as of December 31, 2024, will enable the Company to fund cash flow requirements into the first quarter of 2026.
•
Research and Development (R&D) Expenses – R&D expenses were $83.2 million for the year ended December 31, 2024, compared to $54.8 million for the year ended December 31, 2023. The increase of $28.4 million was driven by $14.9 million in clinical development and related consulting costs to support our ongoing clinical trials, $10.1 million in chemistry, manufacturing, and controls expense to support our ongoing clinical trials and prepare for potential commercialization, $3.9 million in personnel-related costs, including stock-based compensation expense, offset by a $0.5 million decrease in facilities administrative expense.
•
General and Administrative (G&A) Expenses – G&A expenses were $20.8 million for the year ended December 31, 2024, remaining consistent with the $20.8 million reported for the year ended December 31, 2023.
•
Net Loss – Net loss was $102.0 million, or $1.62 loss per share, for the year ended December 31, 2024, compared to $71.2 million, or $1.37 loss per share, for the year ended December 31, 2023.

About ENPP1 Deficiency

ENPP1 Deficiency is a serious and progressive rare disease that affects blood vessels, soft tissues, and bones. Individuals who present in utero or in infancy are typically diagnosed with generalized arterial calcification of infancy (GACI Type 1), with about 50% of these infants not surviving beyond six months. Children with this condition typically develop autosomal-recessive hypophosphatemic rickets type 2 (ARHR2), while adolescents and adults may develop osteomalacia, or softened bones. ARHR2 and osteomalacia cause pain and difficulty with movement. Additionally, patients may experience hearing loss, calcification in arteries and joints, and heart problems. ENPP1

Deficiency is an autosomal recessive disease and biallelic mutations are estimated to occur in approximately 1 in 64,000 pregnancies worldwide. Many individuals with just one copy of the mutated gene (monoallelic ENPP1 Deficiency) exhibit severe symptoms, suggesting that the worldwide prevalence of ENPP1 Deficiency may be much higher than current estimates. Currently, there are no approved therapies for ENPP1 Deficiency.

About Inozyme Pharma

Inozyme Pharma is a clinical-stage biopharmaceutical company dedicated to developing innovative therapeutics that target the PPi-Adenosine Pathway, a key regulator of bone health and blood vessel function. Disruptions in this pathway underlie a range of severe diseases, including ENPP1 Deficiency. Our lead investigational therapy, INZ-701, is an ENPP1 Fc fusion protein enzyme replacement therapy (ERT) designed to restore PPi and adenosine levels. INZ-701 is currently in late-stage clinical development in ENPP1 Deficiency, with the potential to expand into additional indications where deficiencies in the PPi-Adenosine Pathway contribute to disease pathology. Through our pioneering work, we aim to transform treatment options for patients affected by these devastating conditions.

For more information, please visit https://www.inozyme.com/ or follow Inozyme on LinkedIn, X, and Facebook.

Condensed Consolidated Balance Sheet
(in thousands)

	December 31, 2024	December 31, 2023
Cash, cash equivalents and investments	$ 113,087	$ 188,289
Total assets	123,182	200,847
Total liabilities	65,356	60,368
Additional paid-in-capital	445,705	426,362
Accumulated deficit	(387,954)	(285,930)
Total stockholders' equity	57,826	140,479

Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)

	Year Ended December 31,
	2024	2023
Operating expenses:
Research and development	$ 83,231	$ 54,847
General and administrative	20,799	20,798
Total operating expenses	104,030	75,645
Loss from operations	(104,030)	(75,645)
Other income (expense):
Interest income	7,666	7,837
Interest expense	(5,558)	(3,333)
Other expense, net	(102)	(28)
Other income, net	2,006	4,476
Net loss	$ (102,024)	$ (71,169)
Other comprehensive income (loss):
Unrealized gains on available-for-sale securities	24	264
Foreign currency translation adjustment	4	(18)
Total other comprehensive income	28	246
Comprehensive loss	$ (101,996)	$ (70,923)
Net loss attributable to common stockholders—basic and diluted	$ (102,024)	$ (71,169)
Net loss per share attributable to common stockholders—basic and diluted	$ (1.62)	$ (1.37)
Weighted-average common shares outstanding—basic and diluted	62,811,814	51,839,131

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the initiation, timing, and design of our planned clinical trials, enrollment and availability of data from clinical trials, the potential benefits of INZ-701, our regulatory strategy and our strategic prioritization and the period over which we believe that our existing cash, cash equivalents and short-term investments will be sufficient to fund our cash flow requirements. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with the Company's ability to realize the anticipated cost savings related to the strategic prioritization and workforce reduction; conduct its ongoing clinical trials of INZ-701 for ENPP1 Deficiency, ABCC6 Deficiency, and calciphylaxis; enroll patients in ongoing and planned trials; obtain and maintain necessary approvals from the FDA and other regulatory authorities; continue to advance its product candidates in preclinical studies and clinical trials; replicate in later clinical trials positive results found in preclinical studies and early-stage clinical trials of its product candidates; advance the development of its product candidates under the timelines it anticipates in planned and future clinical trials; obtain, maintain, and protect intellectual property rights related to its product candidates; manage expenses; comply with covenants under its outstanding loan agreement; and raise the substantial additional capital needed to achieve its business objectives. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company's actual results to differ from those contained in the forward-looking statements, see the "Risk Factors" section in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors, in the Company's most recent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views as of the date hereof and should not be relied upon as representing the Company's views as of any date subsequent to the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.

Contacts

Investors:
Inozyme Pharma
Stefan Riley, Senior Director of IR and Corporate Communications
(617) 461-2442
stefan.riley@inozyme.com

Media:
Biongage Communications
Todd Cooper
(617) 840-1637
todd@biongage.com